Neal J. Keating Chairman of the Board President and Chief Executive Officer Neal.keating@kaman.com

Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7410 F 860.502.1267

September 21, 2017

Mr. Gregory L. Steiner
President
Kaman Aerospace Group, Inc. 1332 Blue Hills Avenue Bloomfield, CT 06002

Re: Retirement and Transition Agreement

Dear Greg:

Please accept this Retirement and Transition Agreement (this “Agreement”) as confirmation of our understanding regarding your retirement from Kaman Corporation and its related subsidiaries and affiliated entities (collectively, the “Company”), effective January 2, 2018. Our mutual agreement and understanding is as set forth herein. All terms not otherwise defined herein shall have the meanings ascribed thereto in your Executive Employment Agreement with an effective date as of July 7, 2008, as amended and restated (the “Employment Agreement”). The effective date of this Agreement shall be the date that you execute this Agreement below (“Effective Date”).

1.TRANSITION PERIOD AND TERMINATION DATE.

a.In order to ensure an orderly transition, you agree to remain employed with the Company, and the Company agrees to continue to employ you, until January 2, 2018 (the “Termination Date”). The period between the date of this Agreement and the Termination Date is referred to in this Agreement as the “Transition Period.”

b.
Effective the first day of employment of your successor as President of Kaman Aerospace Group, Inc. (the “Successor Hire Date”), you shall relinquish, and do hereby resign, any and all offices, directorships, trusteeships, committee memberships or fiduciary capacities and positions held with or on behalf of the Company, including without limitation, the offices of President of Kaman Aerospace Group, Inc., President of Kaman Aerospace Corporation and Executive Vice President of Kaman Corporation. Effective as of the Successor Hire Date (or as soon as reasonably practicable thereafter) and during the remainder of the Transition Period, you will be appointed to serve as an Executive Vice President of Kaman Aerospace Group, Inc., it being our mutual understanding that your role will not be as an executive officer of Kaman Corporation (as defined under SEC Rule 16a-1(f)). You agree to execute and deliver any documents reasonably necessary to effectuate such resignations, and do hereby irrevocably appoint Shawn G. Lisle and Richard S. Smith, Jr., each with the power to act individually with or without the other, to be your attorney-in-fact to execute any documents and do anything in your name to effect such resignations. You will report directly to the Chief Executive Officer of Kaman Corporation throughout the Transition Period.

c.During the remainder of the Transition Period, the economic terms of your employment with respect to continued service with the Company shall continue to apply in accordance with the terms of the Employment Agreement such that you will continue to be paid your Base Salary in effect as of the date hereof and receive the same employee benefits package as described in your Employment Agreement.

Notwithstanding any of the foregoing, the Company retains the right to immediately terminate your employment during the Transition Period for “Cause,” as defined in the Employment Agreement. In the event of the termination of your employment due to your death before the Termination Date, your estate shall be entitled to receive all payments and benefits provided by this Agreement, including without limitation the full amount of your base salary through the Termination Date and all other payments and benefits under Sections 3(a) through 3(g) below, provided that your estate execute a release substantially in the form attached hereto as Exhibit B.

2.IMPACT ON OTHER AGREEMENTS. You and the Company acknowledge and mutually agree to terminate, as of the Effective Date, the Kaman Corporation Amended and Restated Change in Control Agreement with an effective date as of April 20, 2016 (the “Change in Control Agreement”), and that neither you nor the Company will have any further rights or obligations under the Change in Control Agreement as of the Effective Date. Except as specifically provided in this Agreement, the Employment Agreement is superseded by this Agreement and neither you nor the Company will have any further rights or obligations under the Employment Agreement.

3.TERMINATION PAYMENTS. In consideration of the covenants and releases contained in this Agreement, and in lieu of any payments which may be due under the Employment Agreement on or after the Termination Date, the Company agrees to provide you with the following termination payments, provided that you remain employed in compliance with the terms of this Agreement until the Termination Date:

a.ACCRUED AMOUNTS. The Company shall pay to you all Accrued Amounts (as such term is defined in Section 8(a) of the Employment Agreement) at such time or times as required by applicable law or the terms of the applicable Company plan, program, policy or arrangement; provided, however, that you shall not be eligible to receive any new short-term or long incentive compensation awards or accrue any additional vacation after December 31, 2017.

b.ANNUAL BONUS FOR 2017. The Company shall pay you an annual bonus for the 2017 performance year, payable at the time and upon such terms that annual bonuses are paid to other senior executives.

c.SEVERANCE PAYMENT. The Company shall pay to you in a single lump sum an amount equal to the product of two times the sum of (i) your current Base Salary in effect on the date hereof and (ii) the annual bonus described in 3.b. above, which payment shall be made as soon as reasonably practicable after determination of the annual bonus for 2017 but in no event later than March 15, 2018.

d.PRO RATA CASH-BASED LONG-TERM INCENTIVE PLAN AWARDS. Each of your cash-based long-term performance awards for which the performance period has not yet been completed as of the Termination Date shall be payable in cash, at the time that any such long-term performance award is paid to other senior executives, such payment to be made on a pro-rata basis (determined by multiplying the amount you would have received based upon actual financial performance had your employment continued through the end of the performance period by a fraction, the numerator which is the number of days you remained employed with the Company during the award’s performance period through the Termination Date and the denominator of which is the total number of days during the award’s performance period).

e.EQUITY-BASED LONG-TERM INCENTIVE PLAN AWARDS. Your outstanding equity-based long-term performance awards payable in Shares (as such term is defined in the Kaman Corporation 2013 Management Incentive Plan, herein the “MIP”) shall be governed by the terms set forth in the MIP and each respective Long-Term Performance Award Agreement between you and Kaman Corporation identified in Schedule A hereto, except that you shall have a right to any shares earned under these awards, without any reduction, as if you had remained employed throughout the entire performance period.

f.RESTRICTED STOCK UNIT AWARDS. The special retention award of 3,000 restricted stock units granted to you by the Committee on June 3, 2014, shall be immediately vested and become non-forfeitable as of the Successor Hire Date, and shall be issued to you (or your estate if you are deceased) as soon as reasonably practicable after the date of your 62nd birthday.

g.NON-STATUTORY STOCK OPTIONS. Notwithstanding any provision of the Kaman Corporation 2003 Stock Incentive Plan, as amended (“SIP”) to the contrary, the unexercised portions of your vested Non-Statutory Options granted under the SIP may be exercised by you (or by the person(s) designated in your will or by your appointed legal representative in the event of your death) for the remainder of the term of such options as if you had remained continuously employed with the Company.

h.CONTINUATION OF HEALTH BENEFITS. Subject to your continued co-payment of the applicable monthly employee premium amounts, if and as required for other similarly-situated Company employees under Company policy, you shall be entitled to continue participation for 24 months following the Termination Date in all medical, dental and vision plans which cover you (and your eligible dependents) on a monthly basis upon the same terms and conditions (except for the requirements of your continued employment) in effect for active employees of the Company. In the event you obtain other employment under which you are eligible for substantially similar or improved benefits, as to any particular medical, dental or vision plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this subsection shall immediately cease as of the date you become eligible for the applicable plan. The continuation of health benefits under this Section 3.h. shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). You and the Company intend that the first 18 months of continued medical, dental and vision coverage shall not constitute a “deferral of compensation” under Treas. Reg. Sect. 1.409A- 1(b), and that the remaining portion of such coverage shall qualify as a “reimbursement or in-kind benefit plan” under Treas. Reg. Sect. 1.409A-3(i)(1)(iv). For avoidance of doubt, payments made on your behalf under this Section 3.h. will be fully taxable to you and shall be subject to applicable tax withholding obligations, and you will be required to pay the difference between the cost of applicable COBRA premiums and the after-tax subsidy being provided to you under this Section 3.h. to the COBRA administrator.

i.LIFE INSURANCE. As of the Termination Date, you will be deemed to have reached age 62 under the Kaman Corporation Employees’ Pension Plan (or its successor) for the sole purpose of qualifying for Company-paid life insurance premium payments for the remainder of your life (or, if earlier, when the life insurance policy with a death benefit of $1,000,000 becomes fully paid up, as reasonably determined by the Company) under the terms of the Senior Executive Life Insurance Program and as set forth in Section 6(f) of the Employment Agreement.

j.RELEASE. You and the Company agree that the obligation of the Company to provide you with the termination payments set forth in Sections 3(a) through 3(i) are conditioned on, and subject to, (A) your execution of a release substantially in the form attached hereto as Exhibit B (the “Release”) not later than twenty-one days after the Termination Date and (B) you not revoking the Release within the seven (7) day revocation period set forth in the Release.

4.LUMP SUM SERP CALCULATION AND PAYMENT. You will be eligible for and will receive benefit payments under the Kaman Corporation Post-2004 Supplemental Employees’ Retirement Plan, as amended (the “Post-2004 SERP”), according to the terms of the Post-2004 SERP and applicable tax law, including restrictions on the timing of such payments because of Section 409A of the Code.

5.TRANSITION ASSISTANCE. You agree during the Transition Period to: (A) assist the incoming President of Kaman Aerospace Group, Inc. with the transition of your duties and to advise him on all matters in which you have been involved or for which you have responsibility because of your employment with the Company and (B) perform such other duties as reasonably requested by the Chief Executive Officer of Kaman Corporation. Except for approved vacation, company holidays and other time off approved by the Chief Executive Officer of Kaman Corporation, you agree to work full time during the Transition Period. Your principal place of employment during the Transition Period shall be the Company’s headquarters in Bloomfield, Connecticut; provided, however, you agree to engage in reasonable business travel in connection with the transition of your duties, as may be requested by the Chief Executive Officer of Kaman Corporation.

6.CONFIDENTIALITY; SCOPE OF DISCLOSURE OBLIGATIONS.

a.You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of your services and for the benefit of the Company, either during the Transition Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by you during the course of your employment with the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes known to the public subsequent to disclosure to you through no wrongful act of you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that the you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, your obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain. You hereby acknowledge and agree that your confidentiality obligations set forth in Section 11(a) of the Employment Agreement shall survive termination of the Employment Agreement and shall remain in full force and effect.

b.Nothing in this Agreement prohibits you at any time from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7.NON-SOLICITATION; FULL FORCE AND EFFECT. You hereby acknowledge and agree that your non-solicitation obligations set forth in Section 11(b) of the Employment Agreement survive termination of the Employment Agreement and remain in full force and effect and therefore you agree that, in consideration of the termination payments provided in Section 3 of this Agreement, for the two (2) year period following the Termination Date you will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which you are not affiliated). For the avoidance of doubt, if a managerial level employee on his or her own initiative contacts you for the primary purpose of securing alternative employment, any action taken by you thereafter shall not be deemed a breach of this Section.

8.NON-COMPETITION; FULL FORCE AND EFFECT. You hereby acknowledge and agree that, in consideration of the termination payments provided in Section 3 of this Agreement, for a period of two (2) years following the Termination Date, you will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity on behalf of any direct and significant competitor of the Company in the aerospace bearings industry, the miniature bearings industry, or the fuzing and ordinance industry, to include any such entity’s parent companies, subsidiaries, divisions or affiliates (or their successors in the event of a merger, acquisition, sale of substantially all assets of a parent company, subsidiary, division or affiliate). The obligations set forth in this Section 8 shall survive the termination of this Agreement and remain in full force and effect after the Termination Date.

9.NON-DISPARAGEMENT; FULL FORCE AND EFFECT. Each of you and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or otherwise and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates (including parents and subsidiaries), officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section. You hereby acknowledge and agree that your non-disparagement obligations set forth in Section 11(d) of the Employment Agreement shall survive termination of the Employment Agreement and shall remain in full force and effect.

10.RETURN OF COMPANY PROPERTY AND RECORDS. You agree that upon the Termination Date, you will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by you containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to you during your employment with the Company.

11.COOPERATION. You agree that, during the Transition Term and after the Termination Date, you shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with Kaman Corporation and the Company with regard to any matter or project in which you were involved during your employment, including any litigation. The Company shall compensate you for any lost wages (or, if you are not then employed, provide reasonable compensation as determined by the Compensation Committee of Kaman Corporation) and expenses associated with such cooperation and assistance.

12.ASSIGNMENT OF INVENTIONS. You will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by you, or under which you acquire the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or which arise out of your employment with the Company, or relate to any matters directly pertaining to, the business of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of your right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. As to all such Inventions, you will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

13.EQUITABLE RELIEF AND OTHER REMEDIES. You and the Company acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of Sections 6 through 12 of this Agreement would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

14.REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in Sections 6 through 12 of this Agreement is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of you and the Company that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

15.SECTION 409A. It is intended that any amounts payable and benefits provided under this Agreement shall either be exempt from or comply with Section 409A of the Code so as not to subject you to payment of any interest, penalties or additional tax imposed under Section 409A. If and to the extent that you or the Company reasonably determines that any amount payable or benefit provided under this Agreement would fail to satisfy any applicable requirement of Section 409A and trigger the additional tax and/or penalties or interest imposed by Section 409A, the parties shall negotiate in good faith and use reasonable efforts to modify this Agreement to bring it into compliance with Section 409A; provided, however, that nothing herein shall adversely affect your entitlement to any compensation or benefits hereunder. Based upon current law, the Company does not intend to report any compensation payable to you hereunder as being in non-compliance with Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such section.

16.NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (c) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you: at the home mailing address shown on the records of the Company
If to the Company:
Kaman Corporation
1332 Blue Hills Avenue, P.O. Box 1 Bloomfield, CT 06002
Attention: Gregory T. Troy

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17.SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Agreement shall control over such Other Provision; provided, however, that nothing in this Agreement shall adversely affect your entitlement to the Accrued Amounts.

18.PRIOR AGREEMENTS. Except as otherwise provided in this Agreement, this Agreement supersedes and replaces any and all prior agreements, including the Employment Agreement and the Amended and Change in Control Agreement (collectively, the “Prior Agreements”). By signing this Agreement, you acknowledge that the Prior Agreements are terminated and cancelled except as otherwise provided herein, and you release and discharge the Company from any and all other obligations and liabilities heretofore or now existing under or by virtue of such Prior Agreements, it being the intention of the parties hereto that this Agreement effective immediately shall supersede and be in lieu of the Prior Agreements except as otherwise provided herein.

19.NO ASSIGNMENT. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that the Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to you. In the event of your death following the Termination Date, any unpaid payments or benefits that are owed to you under this Agreement or under a Company-sponsored plan or program will be paid or provided to your estate (or to the extent a beneficiary(ies) has been designated in accordance with a plan or program, the beneficiary(ies) under such plan or program).

20.SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

21.COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by e-mail or facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

22.ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 13 hereof or damages for breach of Sections 6 through 12, shall be settled exclusively by arbitration, conducted before a single arbitrator in Hartford, Connecticut administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of the Company and you, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that the arbitrator determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

23.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Company’s board of directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

24.REPRESENTATIONS. You represent and warrant to the Company that you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms and that you are not a party to any agreement or understanding, written or oral, which could prevent you from entering into this Agreement or performing all of your obligations hereunder.

25.MITIGATION OF DAMAGES. In no event shall you be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement or any other agreement, program or plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by you as a result of employment by another employer, except as set forth in this Agreement.

26.NO INTENDED EFFECT ON INDEMNITIES OR INSURANCE COVERAGES OTHERWISE IN PLACE. On and after the Effective Date, it is intended that you will continue to be covered by any indemnities or other rights to advancement, contribution or defense that are available to other similarly situated individuals under the terms of the Company’s or any parent or subsidiary of the Company’s articles of incorporation or by-laws or any applicable liability insurance coverage, as such may be modified in the ordinary course of business from time to time.

Very truly yours,

/s/ Neal J. Keating
Neal J. Keating
(For and on behalf of Kaman Corporation and each of its subsidiaries and affiliates)
Acknowledged and Agreed:

/s/Gregory L. Steiner
Gregory L. Steiner
cc: Gregory T. Troy

Exhibit A

LONG-TERM PERFORMANCE AWARDS PAYABLE IN SHARES UNDER THE KAMAN CORPORATION 2013 MANAGEMENT INCENTIVE PLAN

LTIP Grant Date	LTIP Performance Cycle	Target Award as a Percentage of Base Salary on Grant Date	LTIP Awards Payable in Shares
Feb. 19, 2014	Jan. 1, 2014 - Dec. 31, 2016	10%	1,506 Shares
Feb. 17, 2015 Feb. 23, 2016 Feb. 22, 2017	Jan. 1, 2015 - Dec. 31, 2017 Jan. 1, 2016 - Dec. 31, 2018 Jan. 1, 2017 - Dec. 31, 2019	10% 10% 10%	Determined at end of performance cycle Determined at end of performance cycle Determined at end of performance cycle

Exhibit B

FORM OF RELEASE
AGREEMENT AND GENERAL RELEASE
Kaman Corporation, its affiliates, parents, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement and General Release as “Employer”), and Greg Steiner (“Executive”), the Executive's heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1.
Last Day of Employment. Executive’s last day of employment with Employer is January 2, 2018. In addition, effective as of January 2, 2018, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with or on behalf of, Employer, without further action on the part of Executive or by the relevant entity. These resignations will become irrevocable as set forth in Section 3 below. Other than as specifically provided in the Retirement and Transition Agreement between Employer and Executive effective as of September 21, 2018 (the “Retirement and Transition Agreement”) or as specifically provided in any other Employer program or plan, Executive will not be eligible for any benefits or compensation after January 2, 2018, including payments under the Kaman Corporation Amended and Restated Change in Control Agreement with an effective date as of April 20, 2016. Executive further acknowledges and agrees that after January 2, 2018, the Executive will not represent himself as being a director, employee, officer, trustee, agent or representative of Employer for any purpose.

2.	Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 3.j. of the Retirement and Transition Agreement.

3.
Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s Senior Vice Present - Human Resources and Chief Human Resources Officer, or his designee, or mailed to Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002, Attention Gregory T. Troy, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.
General Release of Claim. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for any benefits under any benefit plan covered by ERISA);

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended (“ADEA”);

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act of 1993;

•	The Equal Pay Act;

•	The National Labor Relations Act, to the extent permitted by law;

•	The Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to the extent permitted by law;

•	The Connecticut Fair Employment Practices Act - Conn. Gen. Stat. § 46a-51 et seq.;

•	The Connecticut Wage Laws - Conn. Gen. Stat. § 31-58 et seq.;

•	The Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim - Conn. Gen. Stat. § 31-290a;

•	The Connecticut Equal Pay Law - Conn. Gen. Stat. § 31-58(e) et seq., §§ 31-75 and 31-76;

•	The Connecticut Family and Medical Leave Law - Conn. Gen. Stat. § 31-51kk et seq.;

•	The Connecticut Drug Testing Law - Conn. Gen. Stat. § 31-51t et seq.;

•	The Connecticut Whistleblower Law - Conn. Gen. Stat. § 31-51m(a) et seq.; \

•	The Connecticut Free Speech Law - Conn. Gen. Stat. § 31-51q et seq.;

•	The Connecticut Age Discrimination and Employee Benefits Law - Conn. Gen. Stat. § 38a-543;

•	The Connecticut Reproductive Hazards Law - Conn. Gen. Stat. § 31-40g et seq.;

•	The Connecticut AIDS Testing and Confidentiality Law - Conn. Gen. Stat. § 19a- 581 et seq.;

•	The Connecticut Electronic Monitoring of Employees Law - Conn. Gen. Stat. § 31-48b and d;

•	The Connecticut Statutory Provision Regarding Protection of Social Security Numbers and Personal Information - Conn. Gen. Stat. § 42-470 et seq.;

•	The Connecticut Statutory Provision Regarding Concerning Consumer Privacy and Identity Theft - Public Act No. 09-239;

•	The Connecticut OSHA, as amended;

•	The Connecticut Paid Sick Leave law (originally P.A. 11-52);

•	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorney’s fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights under any pension plan (including but not limited to any rights under the Kaman Corporation Supplemental Retirement Plan) or claims for benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA and other Accrued Amounts (as such term is defined in the Employment Agreement); (ii) Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; (iii) Employee’s rights as a stockholder; (iv) the Employer’s breach of the Retirement and Transition Agreement; or (v) any rights that Employee has, had, or may have to indemnification, advancement, contribution or defense, however arising, pursuant to and in accordance with applicable law, Employer’s articles of incorporation or by-laws or any applicable liability insurance coverage.

5.
No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. Notwithstanding the foregoing, Employee understands that nothing contained in this Agreement and General Release prevents or limits Employee’s ability to file a charge or complaint with, cooperating with or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement and General Release does not limit Employee’s ability from reporting possible violations of applicable laws to the Government Agencies communicate with any Government Agencies or otherwise communicating with them, including providing documents or other information, without notice to Employer. This Agreement and General Release does not limit Employee’s right to receive an award for information provided to any Government Agencies. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, or any claims which cannot be waived by law.

6.
Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in the Retirement and Transition Agreement or other Employer plan or program. Employee also affirms Executive has no known workplace injuries.

7.
Cooperation; Return of Property. In accordance with Section 11 of the Retirement and Transition Agreement, Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge and Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred and lost wages (or will provide reasonable compensation if Executive is not then employed) in providing such service to Employer. Employee represents that Executive has complied with Section 10 of the Retirement and Transition Agreement regarding the return of property.

8.
Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.
No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.
Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.
Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Retirement and Transition Agreement which are intended to survive termination of the Retirement and Transition Agreement (and, by cross-reference, to the Employment Agreement), including but not limited to those contained in Sections 6 through 12 of the Retirement and Transition Agreement, shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

KAMAN CORPORATION                GREGORY L. STEINER

By:_________________________                _______________________________
Name:_______________________             Date:___________________________
Title:________________________
Date:________________________

KAMAN AEROSPACE GROUP, INC.

By:__________________________
Name:________________________
Title:_________________________
Date:_________________________